                                                                    EXHIBIT 12.1

                                ClimaChem, Inc.

                       Ratio of Earnings to Fixed Charges

For purposes of these computations, "earnings" represent net income before income taxes plus fixed charges, less capitalized interest plus amortization of interest capitalized in prior periods. "Fixed charges" consist of interest expense, including amortization of debt issuance costs, capitalized interest and the portion of rental expense which the Company believes is representative of the interest component of rental expense.

                                             Year ended December 31,
                                  ----------------------------------------------
                                   1993     1994     1995     1996     1997(1)
                                  -------  -------  -------  -------  ----------
                                          (In Thousands, Except Ratios)

Earnings:
  Income before income taxes(2)   $13,470  $ 9,388  $11,154  $ 8,421  $ 2,326
  Interest expense                  5,949    6,021    7,056    6,068    9,191
  Amortization of debt issuance
    costs                             129      129      129      179      178
  Interest portion of rental
    expense                           592    1,117    1,074    1,471    1,306
  Current period amortization of
    interest capitalized in
    prior periods                      73       73       73      100      291
                                  -------  -------  -------  -------  -------
      Earnings                    $20,213  $16,728  $19,486  $16,239  $13,292
                                  =======  =======  =======  =======  =======

Fixed Charges:
  Interest expense                $ 5,949  $ 6,021  $ 7,056  $ 6,068  $ 9,191
  Capitalized interest                  -      491    1,357    2,405    1,113
  Amortization of debt issuance
    costs                             129      129      129      179      178
  Interest portion of rental
    expense                           592    1,117    1,074    1,471    1,306
                                  -------  -------  -------  -------  -------
      Fixed Charges               $ 6,670  $ 7,758  $ 9,616  $10,123  $11,788
                                  =======  =======  =======  =======  =======

Ratio of Earnings to Fixed Charges    3.0x     2.2x     2.0x     1.6x     1.1x
                                  =======  =======  =======  =======  =======


(1) The Company has not presented Pro Forma Ratio of Earnings to Fixed Charges for these periods inasmuch as such amounts do not differ from the historical amounts by greater than 10%.

(2) Before extraordinary charge in 1997 of $4.6 million ($2.9 million net of tax benefit).